FIRST AMENDMENT TO
                                 JANUARY 1, 2007
                     GLOBAL GOLD CORPORATION- HRAYR AGNERIAN
                              EMPLOYMENT AGREEMENT


                  AMENDMENT dated as of the 15th day of June, 2007 between Global Gold Corporation, a Delaware corporation (the "Company"), and Hrayr Agnerian (the "Employee") to the Employment Agreement between the parties dated as of January 1, 2007 (the "Agreement").

                              W I T N E S S E T H :

                  WHEREAS, the Company has made the Employee Senior Vice President, and needs the more active service of the Employee in light of the Company's expanding efforts to obtain and exploit mining projects and business development obligations;

                   WHEREAS, the Corporation and the Employee desire to enter into an amendment of the Agreement on the terms and conditions hereinafter set forth;
                  NOW, THEREFORE, the parties hereto agree as follows:

     1. CHANGE IN TIME COMMITMENT. Effective June 1, 2007, the Employee agrees to devote 80% of his available business time to the performance of his duties under the Agreement, as amended. Section 1(b) of the Agreement is amended to replace the term "33 1/3%" in the first sentence.

     2. COMPENSATION. The Company increases the annual sum payable to the Employee as base compensation salary under the Agreement to $150,000 effective as of June 1, 2007. Section 3(a) is amended accordingly and to establish the monthly installment amount as "$12,500". In addition, and pursuant to the decision of the Compensation Committee, the amount of Restricted Shares to be awarded to Employee under the same terms as the Restricted Stock Award Employee is increased from Eighty Three Thousand Three Hundred Thirty Four (83,334) to Two Hundred Thousand (200,000) shares (i.e. an additional One Hundred Sixteen Thousand (116,666) shares) vesting on the same schedule and proportions as provided in the Restricted Stock Award (i.e. 38,889 shares for each six month period ending December 31, 2007, June 30, 2008 and December 31, 2008). In addition, and pursuant to the decision of the Compensation Committee, the amount of stock options to be awarded to the Employee is also increased from Eighty Three Thousand Three Hundred Thirty Four (83,334) to options for Two Hundred Thousand
          (200,000) shares (i.e. an additional One Hundred Sixteen Thousand (116,666) options) with 58,333 vesting on December 31, 2007 and 58,333 vesting on December 31, 2008.

     3. AMENDMENT TO RESTRICTED STOCK AWARD. In addition, the parties agree that Shares awarded under the Restricted Stock Award executed in conjunction with the Agreement shall immediately vest if the company is sold or if Employee's employment terminates for reasons other than Employee's voluntary resignation or the Company's termination for cause.

     4. SURVIVAL OF AGREEMENT. This Amendment is limited as specified above and shall not constitute a modification or waiver of any other provision of the Agreement except as required by terms agreed here. Except as specifically amended by this Amendment the Agreement terms shall remain in full force and effect and all of its terms are hereby ratified and confirmed.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

         GLOBAL GOLD CORPORATION

       By___________________________                 ________________________
         Van Z. Krikorian, Chairman and CEO          Hrayr Agnerian